Mayer Brown LLP 1675 Broadway New York, New York 10019-5820
November 16, 2007
Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrown.com
CEF Equipment Holding, L.L.C. 44 Old Ridgebury Road Danbury, CT 06810
Re:	Asset Backed Notes

Ladies and Gentlemen:

We have advised CEF Equipment Holding, L.L.C., a Delaware corporation (the “Registrant”) with respect to certain federal income tax aspects of the issuance of the Asset Backed Notes (the “Notes”), which will be issued pursuant to an Indenture, dated as of November 20, 2007 (the “Agreement”), as more particularly described in the prospectus, dated October 31, 2007 (the “Base Prospectus”), and the prospectus supplement, dated November 9, 2007 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-132242) as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and declared effective on August 22, 2006 (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.

The description of selected federal income tax consequences to holders of the Notes that appears under the heading “U.S. Federal Income Tax Consequences” in the Base Prospectus and “U.S. Federal Income Tax Considerations” in the Prospectus Supplement does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such description is accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition we adopt and confirm the statements in the description identified as the opinion of special United States federal tax counsel.

Mayer Brown LLP operates in combination with our associated English limited liability partnership.

Mayer Brown LLP

CEF Equipment Holding, L.L.C.

November 16, 2007

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

[SIGNATURE PAGE FOLLOWS]

Mayer, Brown, Rowe & Maw LLP

CEF Equipment Holding, L.L.C.

November 20, 2007

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,
/s/ MAYER BROWN LLP
WAL/JBO/DH